Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the Effective Date between InfuSystem Holdings, Inc., a Delaware corporation with offices at 31700 Research Park Drive, Madison Heights, Michigan 48071-4627 (the “Company”), and Dilip Singh, an individual currently residing at 333 NE 21ST Avenue, Unit 1110, Deerfield Beach, Florida 33441 (“Employee”).

PART ONE - DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company.

“Change of Control” shall be deemed to take place if hereafter (A) any “Person” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Act), directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this definition if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; (B) any closing of a sale of all or substantially all of the assets of the Company other than to one or more of the Company’s Affiliates, and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this definition if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; or (C) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means InfuSystem Holdings, Inc., a Delaware corporation.

“Compensation Committee” means the Compensation Committee of the Board.

“Effective Date” shall mean April 24, 2012.

“Employee” means Dilip Singh.

“Employment Period” means the period of Employee’s employment with the Company governed by the terms and provisions of this Agreement.

“Termination for Cause” shall mean an involuntary termination of Employee’s employment for (i) Employee’s willful misconduct or gross negligence which, in the good faith judgment of the Board, has a material adverse impact on the Company (either economically or on its reputation); (ii) Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving fraud; (iii) Employee’s breach of his fiduciary duties to the Company; (iv) Employee’s failure to attempt in good faith to perform his duties or to follow the written legal direction of the Board, which failure, if susceptible of cure, is not remedied within 15 days of written notice from the Board specifying the details thereof; and (v) any other material breach by Employee of this Agreement, the Company’s written code of conduct, written code of ethics or other written policy that is not remedied within 15 days of written notice from the Board specifying the details thereof.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Employee’s employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Employee’s cessation of employment with the Company.

1. Employment and Duties. During the Employment Period, Employee will serve on an interim basis as the President and Chief Executive Officer of the Company and will report to the Board. Employee will have such duties and responsibilities that are commensurate with such position and such other duties and responsibilities commensurate with such position as are from time to time assigned to Employee by the Board (or a committee thereof). Employee’s duties and responsibilities will include without limitation the authority to hire and fire employees (other than the Chairman). During the Employment Period, Employee will devote his full business time, energy and skill to the performance of his duties and responsibilities hereunder, provided the foregoing will not prevent Employee from (a) serving as a non-executive director on the board of directors of non-profit organizations and, with the prior written approval of the Board, other companies, (b) participating in charitable, civic, educational, professional, community or industry affairs or (c) managing his and his family’s personal investments; provided such activities individually or in the aggregate do not interfere or conflict with Employee’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict. Employee’s principal place of business will be at the Company’s offices in Madison Heights, Michigan, with Employee working remotely as permitted by the Board.

2. Terms of Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

3. Service as Director. As of the Effective Date, Employee is serving as a member of the Board. For as long as Employee shall continue to serve as a member of the Board, he shall stand for re-election to such position at each annual meeting of the Company’s stockholders. Employee’s failure to be re-elected to the Board, in and of itself, shall not constitute a termination of this Agreement, nor shall it entitle Employee to any severance benefits. Pursuant to the Company’s policies, for the duration of this Agreement, Employee will fulfill his duties as a director without additional compensation. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove the Employee from the Board at any time in accordance with the provisions of applicable law.

4. Term. The term of this Agreement (the “Term”) shall run from month to month for up to a period of six (6) months from the Effective Date. The Company and Employee may renew this Agreement for additional six (6) month terms following the initial Term.

5. Compensation; Performance Bonus.

A. Employee’s base salary will be paid at the rate of $150,000 for the initial Term and for any subsequent term under Section 4. Employee’s base salary may be increased by the Compensation Committee and/or Board, but shall not be decreased.

B. Employee’s base salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Employee shall be paid a pro rata share of his base salary in accordance with the Company’s normal payroll practices for salaried employees should his employment be terminated before the end of any given pay period.

C. Employee will be eligible for a performance bonus for the initial Term, and for any subsequent term under Section 4, of up to a maximum of $500,000.00 based upon satisfaction of certain performance objectives. The performance objectives for the performance bonus will be developed promptly after the date of this Agreement for the initial Term, and for any subsequent terms of this Agreement, periodically by the Compensation Committee, and the Compensation Committee and Employee will meet and consult and in good faith determine the performance objectives by which the incentive bonus will be measured. In the event that the Compensation Committee, in its sole discretion, determines that the performance bonus criteria have not been satisfied in full for the initial Term or for any subsequent term of this Agreement, the performance bonus can be earned on a partial basis as determined by the Compensation Committee. In the event of a Change of Control, the performance bonus for the term in which such Change of Control occurs will be paid on the date of the closing of the transaction that gives rise to the Change of Control. All bonuses payable to Employee hereunder will be paid within sixty (60) days of the end of the term for which such bonus is earned; provided, however, that, notwithstanding anything to the contrary in this Agreement, any performance bonus earned pursuant to this Section 5C will not be paid later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first taxable year in which the Employee’s right to the payment is no longer subject to a substantial risk of forfeiture. All bonuses pursuant to this paragraph are subject to final approval by the Compensation Committee.

D. The Company will deduct and withhold, from the compensation payable to Employee hereunder, any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

E. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy. In addition, cash amounts paid and Company securities issued pursuant to this Agreement as “incentive-based compensation” are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of fraud; misconduct; breach of the agreements to which Employee is currently or hereafter becomes a party; or other conduct by Employee that the Board determines is detrimental to the business or reputation of the Company and its subsidiaries, including facts and circumstances discovered after termination of employment.

6. Equity Compensation.

A. On the Effective Date, the Company will grant Employee non-qualified stock options under its 2007 Stock Incentive Plan to purchase a total of 500,000 shares of common stock in the Company at an exercise price equal to the closing price of the Company’s common stock on the Effective Date, or if such date is not a trading day, the most recent closing price prior to the Effective Date (the “Options”). The Options will be subject to vesting over the initial Term, with one sixth of the Options vesting ratably on the 24th day of each month following the Effective Date, provided Employee remains employed by the Company through such vesting dates. In the event of a Change of Control or upon any termination of Employee’s employment for any reason other than for Cause or otherwise at the direction of the Compensation Committee, in its sole discretion, all Options shall vest and become immediately exercisable. The Options shall expire on, and shall not be exercised after, the third anniversary of the date of grant (the “Final Exercise Date”).

B. Employee will be eligible for additional option grants as determined by the Board or the Compensation Committee in their sole discretion.

7. Expense Reimbursement; Fringe Benefits; Paid Time Off (PTO).

A. Employee will be entitled to reimbursement from the Company for (i) all reasonable temporary living expenses associated with his residence in or around Madison Heights, MI, (ii) Employee’s regular travel between Madison Heights, MI and his place of residence in USA, (iii) car rental and associated expenses, including fuel, or mileage while in Madison Heights, MI, and (iv) customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided that Employee’s entitlement to such reimbursements shall be conditioned upon Employee’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies. Any reimbursement to which the Employee is entitled pursuant to this Section 7A that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

B. During the Employment Period, Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives and for which Employee qualifies under the terms of such plan or plans.

C. Employee will accrue two (2) weeks of paid time off (“PTO”) benefits (at a rate of 6.15 hours per pay period) during the initial Term and any subsequent term of the Employment Period in accordance with and subject to Company policy in effect for executive officers. In the event of the renewal of the term of this Agreement, any unused PTO shall roll over to the next term.

8. Employee Covenants.

A. Moonlighting. During the Employment Period, except as permitted by Section 1, Employee will not directly or indirectly, whether for Employee’s own account or as an employee, director, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Board in writing.

B. Confidentiality. Employee agrees that, during the Employment Period and thereafter, he will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the good faith performance of his assigned duties and responsibilities and for the benefit of the Company, either during the Employment Period or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company or its businesses, which Employee will have obtained during his employment with the Company (“Confidential Information”). Notwithstanding the foregoing, “Confidential Information” will not apply to information that: (1) was known to the public prior to its disclosure to Employee; (2) becomes generally known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any of his representatives; or (3) Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Employee also agree to turn over all copies of Confidential Information in his control to the Company upon request or upon termination of his employment with the Company.

C. Non-Disparagement. Employee agrees that, during the Employment Period and thereafter, he will not, or encourage or induce others to, Disparage (as defined below) the Company or any of its past and present officers, directors, employees, stockholders, products or services. “Disparage” includes, without limitation, making comments or statements to the press, the Company’s employees or any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Company) that could adversely affect in any manner: (1) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or (2) the business reputation of the Company, or any of its products or services, or the business or personal reputation of the Company’s past or present officers, directors, employees or stockholders; but shall not include comments or statements made in the good faith performance of Employee’s duties hereunder, in connection with Employee’s enforcement of his rights under this Agreement, or in compliance with applicable law. This paragraph is made and entered into solely for the benefit of the Company and its successors and permitted assigns, and no other person or entity shall have any cause of action hereunder.

D. Transition and Other Assistance. During the 30 days following the termination of the Employment Period, Employee will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at Company expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Employment Period and thereafter, Employee will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Employee’s employment with the Company, all at Company expense. Employee shall promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. Employee shall also promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. The Company will pay Employee at a rate of $250 per hour, plus reasonable expenses, in connection with any actions requested by the Company under this paragraph following any termination of Employee’s employment. Employee’s obligations under this paragraph shall be subject to the Company’s reasonable cooperation in scheduling in light of Employee’s other obligations.

E. Survival of Provisions. The obligations contained in this Section 8 will survive the termination of Employee’s employment with the Company and will be fully enforceable thereafter.

9. Termination of Employment.

A. General. Employee’s employment with the Company is “at-will” and may be terminated at any time by either Employee or the Company for any reason (or no reason) in accordance with this agreement; provided, however, that in the event that Employee gives notice of termination to the Company, the Company may, in its sole discretion, make such termination effective earlier than any notice date.

B. Death and Permanent Disability. Upon Employee’s death or permanent disability during the Employment Period, the employment relationship created pursuant to this

Agreement will immediately terminate and amounts will only be payable under this Agreement as specified in this Section 9. Should Employee’s employment with the Company terminate by reason of Employee’s death or permanent disability during the Employment Period, only the unpaid base salary earned by Employee pursuant to Section 5A for services rendered through the date of Employee’s death or permanent disability, as applicable, the accrued but unpaid PTO earned under Section 7C through the date of Employee’s death or permanent disability, and the limited death, disability, and/or income continuation benefits provided under Section 7B, if any, will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided. No portion of the performance bonus for which the Employee would otherwise have been eligible to receive for such Employment Period shall be paid. For purposes of this Agreement, Employee will be deemed “permanently disabled” if Employee is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Employee from time to time, or if no such policy is applicable, if Employee is unable to perform the essential functions of Employee’s duties for physical or mental reasons for thirty (30) consecutive days.

C. Termination for Cause. The Company may at any time, upon written notice, terminate Employee’s employment hereunder for any act qualifying as a Termination for Cause or at any time following the expiration of the Term. Such termination will be effective immediately upon such notice.

D. Resignations. Upon any termination of Employee’s employment, Employee will immediately resign from (1) all officer or other positions of the Company and (2) all fiduciary positions (including as trustee) Employee then holds with respect to any pension plans or trusts established by the Company.

E. Payment of Accrued Amounts. Upon any Termination, Employee’s resignation or at any time after the expiration of the Term, the Company will have no obligations to Employee under this Agreement other than to pay or provide, to the extent not theretofore paid or provided, (1) any accrued and unpaid base salary through the date of Employee’s termination of employment in accordance with the Company’s payroll practices, (2) any accrued but unused PTO under Section 5C in accordance with Company policy, (3) reimbursement for any unreimbursed business and entertainment expenses incurred through the date of Employee’s termination of employment in accordance with Company policy, and (4) any other amounts and benefits to which Employee is entitled to receive under law or under any employee benefit plan or program, or equity plan or grant in accordance with the terms and provisions of such plans, programs, equity plan and grants.

F. Options Upon Termination. Except as otherwise provided in this Section 9F, upon termination of Employee’s employment for any reason other than a Termination for Cause, including by reason of Employee’s death or permanent disability, any portion of the Options that are not then exercisable will immediately expire and the remainder of the Options will remain exercisable for three months; provided, that any portion of the Options held by Employee immediately prior to Employee’s death, to the extent then exercisable, will remain exercisable for one year following Employee’s death; and further provided, that in no event shall any portion of the Options be exercisable after the Final Exercise Date. Notwithstanding anything to the contrary in this Agreement, in the event that Employee experiences a Termination for Cause, all Options, whether or not then vested, shall immediately expire upon such Termination for Cause and no portion thereof shall remain exercisable.

10. Indemnification; Liability Insurance. The Company hereby agrees to indemnify Employee and hold him harmless to the fullest extent permitted under the by-laws of the Company in effect on the date of this Agreement against and in respect to any actual or threatened actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the good faith performance of his assigned duties and responsibilities with the Company and any affiliates or subsidiaries of the Company. In furtherance of the Company’s obligation to advance expenses under the by-laws of the Company in effect on the date of this Agreement, the Company, within 10 days of presentation of invoices, will advance to Employee reimbursement of all legal fees and disbursements Employee actually incurs in connection with any potentially indemnifiable matter provided that Employee, to the extent required by applicable law, undertake to repay such amount in the event that it is ultimately determined that Employee is not entitled to be indemnified. In addition, the Company will cover you under directors and officers liability insurance both during and, while potential liability exists, after the termination of Employee’s employment in the same amount and to the same extent as the Company covers its other officers and directors. To the extent permitted by applicable law and the Company’s by-laws in effect on the date of this Agreement, Employee will not be liable to the Company or any of its affiliates or subsidiaries for his acts or omissions, except to the extent that such acts or omissions were not made in the good faith performance of his assigned duties and responsibilities. The obligations and limits contained in this Section 10 will survive the termination of Employee’s employment with the Company.

11. Section 409A. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A.

12. Choice of Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of Delaware, excluding such jurisdiction’s conflict of laws principles.

13. Entire Agreement; Severability; Amendments. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supercede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by Employee and a duly authorized officer or director of the Company.

14. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

15. Representations and Warranties by Employee. Employee represents and warrants to the Company that: (a) Employee has the legal right to enter into this Agreement and to perform all of the obligations on Employee’s part to be performed hereunder in accordance with its terms; (b) Employee is not a party to any contract, agreement or understanding, written or oral, which could prevent Employee from entering into this Agreement or performing all of his duties and responsibilities hereunder; and (c) Employee is not a party to any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on Employee’s activities. Employee further represents and warrants to the Company that, to the best of his knowledge, information and belief, Employee is not aware of any action taken by Employee (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against Employee by any current or former employer.

16. Assignment. Notwithstanding anything else herein, this Agreement is personal to Employee and neither this Agreement nor any rights hereunder may be assigned by Employee. The Company may assign this Agreement to an affiliate or to any acquiror of all or substantially all of the business and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquiror. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

17. Arbitration. Employee agrees that all disagreements, disputes and controversies between Employee and the Company arising under or in connection with this Agreement will be settled by arbitration conducted before a single arbitrator mutually agreed to by the Company and you, sitting in Madison Heights, Michigan or such other location agreed to by Employee and the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, that if the Company and Employee are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the Michigan Office of the American Arbitration Association. The determination of the arbitrator will set forth in writing findings of fact and conclusions of law upon which the determination was based, and will be final and binding on Employee and the Company. Each party waives right to trial by jury and further review or appeal of the arbitrator’s ruling. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The arbitrator will, in its award, allocate between the parties the costs of arbitration, including the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just. Each party shall pay its own attorneys’ fees and expenses in connection with any such arbitration.

18. Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

19. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at Office of the Corporate Secretary, 31700 Research Park Drive, Madison Heights, Michigan 48071-4627 and to Employee at the most recent address reflected in the Company’s permanent records.

20. Legal Costs. The Company shall bear all legal costs and expenses incurred in the event the Company should contest or dispute the characterization of any amounts paid pursuant to this Agreement as being nondeductible under Section 280G of the Code or subject to imposition of an excise tax under Section 4999 of the Code.

Signature page follows.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as a sealed instrument as of April 24, 2012.

INFUSYSTEM HOLDINGS, INC.	Dilip Singh

By: /s/ Ryan J. Morris	/s/ Dilip Singh

Name: Ryan J. Morris

Title: Executive Chairman of the Board of Directors